EXHIBIT 10.21

DIGIRAD CORPORATION

June 11, 2002

David M. Sheehan
Co-Chief Executive Officer

Digirad Corporation
9350 Trade Place

San Diego, CA  92126-6334

Dear Mr. Sheehan:

The purpose of this letter is to describe the terms and conditions pursuant to which you and certain other members of senior management of Digirad Corporation (the “Company”) will be compensated in connection with your continued employment with the Company and/or its wholly-owned subsidiary, Digirad Imaging Solutions, Inc. (“DIS”).

1.             Cash Bonus Awards.

a.             Payment of Cash Bonus.  In the event that you have continued in Service (as hereinafter defined) to the Company and/or DIS on each of June 17, 2002, September 30, 2002 and December 31, 2002 (each date, a “Cash Bonus Eligibility Date”), you will be entitled to be paid a cash bonus in the amount of Twenty-Five Thousand Dollars ($25,000) (the “Cash Bonus”) on each of June 17, 2002, October 15, 2002 and January 15, 2003, respectively (each date, a “Cash Bonus Payment Date”).  As used herein, the term “Service” shall mean the continuous provision of services to the Company and/or DIS by you in the capacity of an employee, a non-employee member of the board of directors, a consultant or an independent advisor.

b.             Eligibility for Cash Bonus.  Should your Service terminate before any Cash Bonus Eligibility Date by reason of (i) your voluntary resignation or (ii) a Termination for Cause (as hereinafter defined), you will not be entitled to receive any further Cash Bonus on any future Cash Bonus Payment Date pursuant this paragraph 1.  Should your Service terminate before any Cash Bonus Eligibility Date for any reason other than (i) your voluntary resignation or (ii) a Termination for Cause, you will still be entitled to receive a Cash Bonus on each remaining Cash Bonus Payment Date.  Should the Company consummate an Acquisition (as hereinafter defined) on or before any Cash Bonus Eligibility Date, you will not be entitled to receive any further Cash Bonus on any future Cash Bonus Payment Date pursuant to this paragraph 1.

c.             Termination for Cause.  As used herein, “Termination for Cause” shall mean the termination of your Service for one or more of the following reasons:  (i) your commission of any act of fraud, embezzlement or dishonesty, (ii) your willful and material misappropriation of the assets of the Company and/or DIS or (iii) any other intentional misconduct on your part adversely affecting the business or affairs of the Company and/or DIS in a material manner.  The foregoing definition will not in any way preclude or restrict the right of the Company and/or DIS to discharge or dismiss you for any reason, provided, however, that such reasons will not be deemed, for purposes of this letter agreement, to constitute grounds for Termination for Cause.

2.             Acquisition Bonus Awards.

a.             Payment of Acquisition Bonus.  In the event that at any time on or before June 30, 2004, the Company receives Acquisition Proceeds (as hereinafter defined) in connection with the consummation by the Company of one or more Acquisitions (as hereinafter defined), you, John Dahldorf and other members of senior management (as determined by you and John Dahldorf in your discretion, with the consent and approval of the Compensation Committee of the Board of Directors) will be entitled to receive an aggregate bonus (the “Acquisition Bonus”) in connection with the Company’s receipt of Acquisition Proceeds.  The aggregate amount of the Acquisition Bonus to be paid to you, Mr. Dahldorf and other members of senior management shall be a single amount (i) not less than Four Hundred Thousand Dollars ($400,000) and (ii) not greater than that amount which is ten percent (10%) of any Acquisition Proceeds received by the Company in excess of Thirty Million Dollars ($30,000,000).  Any Acquisition Bonus paid may be distributed among you, Mr. Dahldorf and the other members of senior management in the discretion of you and Mr. Dahldorf, with the consent and approval of the Compensation Committee of the Board of Directors.

b.             Eligibility for Acquisition Bonus.  You and any member of senior management will only be entitled to receive a portion of any Acquisition Bonus awarded pursuant to this paragraph 3 if you and/or any such member of senior management have continued in Service through the effective closing date of such Acquisition.  Should your Service terminate before the effective closing date of a transaction constituting an Acquisition by reason of (i) your voluntary resignation or (ii) a Termination for Cause (as previously defined), you will not be entitled to receive any Acquisition Bonus in connection with the respective Acquisition pursuant to this paragraph 3.  In the event that, during the sixty (60) day period prior to the effective closing date of an Acquisition, your Service should terminate for any reason other than (i) your voluntary resignation or (ii) a Termination for Cause, you will still be entitled to receive the Acquisition Bonus to be paid in connection with the consummation of the respective Acquisition; provided, however, that you will not be entitled to receive any portion of an Acquisition Bonus which may be distributed in connection with any future Acquisition which is consummated on or before June 30, 2004.

c.             Form of Acquisition Bonus.  Any Acquisition Bonus awarded pursuant to this paragraph 3 will be paid to you and any members of senior management in the same form and upon the same date as Acquisition Proceeds are paid to the Company and/or DIS or to the holders of the outstanding securities of the Company and/or DIS, as the case may be.

d.             Definitions.

(i)            “Acquisition” shall mean any of the following transactions pursuant to which assets or securities of the Company and/or DIS are acquired for consideration paid in cash, securities or other property:

(a)           a merger, consolidation or other similar transaction approved by the stockholders of the Company and/or DIS, as the case may be, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Company and/or DIS, as the case may be, immediately prior to such transaction, or

(b)           the sale, transfer or other disposition of all or substantially all of the property or assets of the Company and/or DIS, as the case may be (including, without limitation, the sale, transfer or other disposition of all or substantially all of the Company’s assets used in the design, manufacture and sale of digital gamma cameras); provided, however, that the foregoing definition shall not apply to the sale by the Company of its goods (including, without limitation, its digital gamma cameras) in the ordinary course of business, or

(c)           the direct sale by the stockholders of the Company and/or DIS, as the case may be, of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company or DIS, as the case may be (except in connection with capital raising transactions), to a person or persons different from the persons holding those securities immediately prior to such sale.

(ii)           “Acquisition Proceeds” shall mean the following items of consideration (in cash, securities or other property) paid by the acquiring person or persons in effecting the Acquisition:

(a)           for an Acquisition effected by a merger, consolidation, or other similar transaction or by the direct purchase of the outstanding securities of the Company and/or DIS, as the case may be, the aggregate amount of consideration (valued at fair market value) paid to the holders of the outstanding securities of the Company and/or DIS, as the case may be, in acquisition of their stockholder interests, or

(b)           for an Acquisition effected by the purchase of all or a material portion of the assets of the Company and/or DIS, the portion of the consideration (valued at fair market value) paid to the Company for those assets.

3.             Performance Bonus Awards.

a.             Payment of Performance Bonus.  Provided that you have continued in Service to the Company and/or DIS on and through December 31, 2002, you will be entitled to be paid a cash bonus (the “Performance Bonus”), in an amount representing a certain percentage of base salary and determined based upon the Company’s receiving (a) certain amounts of “revenue” during the year ended December 31, 2002 (as indicated below), and (b) certain amounts of “cashflow” during the third and fourth quarters for the year ended December 31, 2002 (as indicated below), such amounts of cash flow not to be increased by expanded borrowing or extended accounts payable outside of the ordinary course of the Company’s business:

Revenue Achieved (FY’2002)                            Amount of Performance Bonus

90% of $38.66MM                                            (45% of base salary) times 0.5

100% of $38.66MM                                          (50% of base salary) times 0.5

105% of $38.66MM                                          (62.5% of base salary) times 0.5

110% of $38.66MM                                          (75% of base salary) times 0.5

120% of $38.66MM                                          (87.5% of base salary) times 0.5

125% of $38.66MM                                          (112.5% of base salary) times 0.5

130% of $38.66MM                                          (125% of base salary) times 0.5

Cashflow Achieved (Q3 - Q4)                            Amount of Performance Bonus

                $(3.2)MM                                              (45% of base salary) times 0.5

                $(2.8)MM                                              (50% of base salary) times 0.5

                $(2.2)MM                                              (62.5% of base salary) times 0.5

                $(1.5)MM                                              (75% of base salary) times 0.5

                $(0.9)MM                                              (87.5% of base salary) times 0.5

                $(0.3)MM                                              (100% of base salary) times 0.5

                $0.4MM                                                 (112.5% of base salary) times 0.5

                $1.0MM                                                 (125% of base salary) times 0.5

The determination as to whether the Company has achieved the foregoing thresholds relating to “revenue” or “cashflow” (as accounted for in the V1B plan as approved by the Company’s Board of Directors) shall be made by reference to the Company’s financial statements for the year ended December 31, 2002, as prepared in accordance with generally accepted accounting principals (“GAAP”) and the Company’s standard accounting practices.

b.             Eligibility for Performance Bonus.  Should your Service terminate on or before December 31, 2002 by reason of (i) your voluntary resignation or (ii) a Termination for Cause (as previously defined), you will not be entitled to receive any Performance Bonus pursuant this paragraph 3.  Should your Service terminate on or before December 31, 2002 for any reason other than (i) your voluntary resignation or (ii) a Termination for Cause, you will still be entitled to receive a Performance Bonus pursuant to this paragraph 3.

4.             Stock Option Grants.  Upon the final closing of the Company’s sale and issuance of shares of its Series H Preferred Stock (“Series H Closing”), and following the appropriate increase to the Company’s stock option pool, you and other members of senior management (as determined by you and approved by the board of directors) will be granted stock options to purchase shares of the Company’s common stock under the Company’s stock option/stock issuance plan pursuant to the following terms and conditions.

a.             Number of Options.  The number of shares of common stock underlying the stock option granted to you shall represent approximately three percent (3%) of the outstanding shares of the Company’s common stock (on an as-converted basis) following the Series H Closing.

b.             Option Pool.  The Company’s stock option/stock issuance pool shall constitute approximately ten percent (10%) of the outstanding shares of the Company’s common stock (on an as-converted basis) following the final closing of the Company’s sale and issuance of shares of its Series H Preferred Stock.

c.             Exercise Price.  Each option will have an exercise price per share equal to ten percent (10%) of the final price per share of the Company’s Series H Preferred Stock (as reflected in the Company’s Amended and Restated Certificate of Incorporation and as adjusted for stock splits and combinations).

d.             Option Type and Term.  The options granted hereunder will be incentive stock options under the federal tax laws, to the maximum extent allowable, and the balance will be a non-statutory options.  The options will have a maximum term of ten (10) years, subject to earlier termination following cessation of employment.

e.             Vesting of Options.  Fifty percent (50%) of the shares of common stock covered under the option granted to you will vest as of December 31, 2002 and the remaining fifty percent (50%) will thereafter vest beginning January 1, 2003 in equal daily installments over the next two (2) years.  Notwithstanding the foregoing, however, one hundred percent (100%) of the shares of common stock covered under the option granted to you and any other member of senior management will immediately vest upon an Acceleration Event (as hereinafter defined).

f.              Acceleration Event.  As used herein, an “Acceleration Event” shall mean the consummation of one of the following transactions pursuant to which assets or securities of the Company and DIS are acquired for consideration paid in cash, securities or other property:

(i)            a merger, consolidation or other similar transaction approved by the stockholders of the Company, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned the outstanding voting securities of the Company, as the case may be, immediately prior to such transaction, or

(ii)           the sale, transfer or other disposition of all or substantially all of the property or assets of the Company and DIS; or

(iii)          the direct sale by the stockholders of the Company of securities possessing more than fifty percent (50%) of the total combined voting power of the outstanding securities of the Company (except in connection with capital raising transactions), to a person or persons different from the persons holding those securities immediately prior to such sale.

5.             Parachute Payments.  In the event that any payments to which you or any member of senior management become entitled in accordance with the provisions of this letter agreement would otherwise constitute a parachute payment under Section 280G of the Internal Revenue Code, then such payments will be subject to reduction to the extent necessary to assure that you receive the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields you the greatest after-tax amount of benefits after taking into account any excise tax imposed on the payments provided to you under this letter agreement pursuant to Section 4999 of the Internal Revenue Code.  However, provided certain conditions are met, payments that would otherwise be subject to the provisions of Sections 280G and 4999 of the Internal Revenue Code may be exempt from those rules, if the stockholders approve those payments.

6.             Miscellaneous.

a.             Limitations.  This letter agreement will in no way affect the right of the Company and/or DIS to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

b.             Withholding.  If applicable, all payments under this letter agreement shall be subject to the Company’s collection of all applicable federal, state and local income and employment taxes required to be withheld therefrom.

c.             Transfer of Rights.  Any rights or interests granted hereunder may not be transferred, assigned, pledged or encumbered, other than a transfer effected by will or the laws of inheritance following your death.

d.             Amendment and Termination.  The Board of Directors may amend or terminate this letter agreement only with your prior written consent.

e.             At Will Employment.  No provision of this letter agreement will confer any right upon you to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the right of the Company or your right to terminate your Service at any time for any reason, with or without cause.

f.              Governing Law.  The provisions of this letter agreement will be governed by and construed in accordance with the laws of the State of California without resort to its conflict-of-laws rules.

g.             Assignment.  The liabilities and obligations of the Company under this letter agreement will be binding upon any successor corporation or entity which succeeds to all or substantially all of the assets and business of the Company by merger or other transaction, whether or not such transaction qualifies as an Acquisition.

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We ask that you acknowledge your receipt of this letter agreement and your acceptance of its terms and conditions by signing and dating this letter agreement as soon as possible.

Very truly yours,

/s/ Timothy J. Wollaeger

Timothy J. Wollaeger
Chairman of the Compensation Committee The Board of Directors of Digirad Corporation

Acknowledged and Agreed:

/s/ David M. Sheehan
David M. Sheehan

Dated: June 11, 2002